FINANCING AGREEMENT


         THIS AGREEMENT is made and entered into this 14th day of November 1997, by and between Covol Technologies, Inc., a Delaware corporation, whose address is 3280 No. Frontage Road, Lehi, Utah 84043, ("Covol"), and CoBon Energy, L.L.C., a Utah limited liability company, whose address is 1145 East South Union Avenue, Midvale, Utah 84047, hereinafter referred to as ("CoBon"). Covol and CoBon are sometimes referred to herein as the "parties."

         WITNESSETH:

         Whereas, Covol and CoBon are parties to that certain "License Agreement" dated September 10, 1996, in which Covol agreed to grant to CoBon the rights to develop up to 1.5 million tons of annual production capacity using Covol's patented Coal Technology, and are also parties to that certain "Project Development Agreement" dated December 30, 1996, which modifies the License Agreement (collectively the "CoBon Agreements"), and

         Whereas, pursuant to the License Agreement, CoBon has identified a potential project for the development of synthetic fuel manufacturing, briquetting or extruding facilities and related product marketing operations that will use Covol's patented Coal Technology, and

         Whereas,   CoBon  has  entered  into  a  construction   agreement  (the
"Construction Agreement"), pursuant to which, after due inquiry and research, it has specified certain equipment for its projects, and

         Whereas, Covol is willing and able to provide supplemental financing for the equipment specified by CoBon.

         Now, therefore, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         TERMS:

         1. Covol or Covol's financier will issue purchase orders for the pelletizer and dryer equipment in a total amount not to exceed $1,000,000, and for such other mutually agreeable long lead time equipment required pursuant to CoBon's Construction Agreement (the "Equipment"). Within the $1,000,000 limit, Covol will accept full and primary responsibility for the purchase price of the Equipment. CoBon will pay any portion of the purchase price exceeding $1,000,000. CoBon will assist Covol or Covol's financier with the negotiation of all remaining purchase order terms and with the placement of the purchase orders for the Equipment. Except for the purchase price of the Equipment, all other aspects of the purchase order, including but not limited to, negotiation of terms, expediting the order and administration and execution of any claims thereunder, shall be the full and primary responsibility and liability of CoBon, notwithstanding any participation or lack of participation in such other aspects by Covol or its financier.

                                     Page 1

*Confidential material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

         2. In addition to any other payments and royalties to which Covol is entitled for CoBon's projects under the CoBon Agreements, Covol will have the right to receive payments in the amount of * of Section 29 tax credits generated by the facility employing the Equipment (the "Facility"). CoBon will cause such payments to be made to Covol from CoBon's interest in the Section 29 tax credits, as specified in paragraph 3 below, regardless of the amount of CoBon's interest, and in accord with the same timetable as corresponding royalty payments are made by the Tax Oriented Investor (TOI) who purchases the Facility.

         3. Covol or Covol's financier will have the exclusive right through January 27, 1998, to identify and negotiate a letter of intent, acceptable to the parties, for the purchase of the Facility by a TOI on terms including
Section 29 tax credit royalty payments to CoBon in an amount not less than * per $1.00 of Section 29 tax credits generated by the Facility. CoBon's payment to Covol as referenced in paragraph 2 will be made from the proceeds received by CoBon as a result of CoBon's interest in the Section 29 tax credits. The exclusivity provision set forth in this paragraph notwithstanding, CoBon has the right to hold discussions and negotiate with other TOI's including *, prior to January 27, 1998 as a contingent or back-up to TOI or Covol's efforts.

         4. If Covol or Covol's financier succeeds in negotiating an acceptable letter of intent with a TOI under paragraph 3 above, then in addition to the payments specified in paragraph 2 above, Covol and Covol's financier, as the case may be, shall be entitled to all Section 29 tax credit royalty payments * $1.00 interest in the total Section 29 tax credits generated by the Facility.

         5. If Covol fails to negotiate an acceptable letter of intent with a TOI under paragraph 3 above, then CoBon may proceed in its efforts to negotiate with its prospective TOI. However, Covol will retain the right, without the exclusivity set forth in paragraph 3, to identify and negotiate with a TOI on terms set forth in paragraphs 3 and 4.

         6. If the project for which the Equipment is ordered and purchased by Covol fails for any reason, Covol will assume responsibility for payments due, if any, by CoBon relating to the Equipment and Covol shall, as its sole remedy hereunder, take possession of and retain all rights, title and interest in and to the Equipment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer and the Agreement shall be effective as of the date first above written.

COBON ENERGY, L.L.C.                              COVOL TECHNOLOGIES, INC.


By:/s/ Steven Nash                                By: /s/ Brent M. Cook
  ------------------                                 -------------------
Its: President                                    Its: President
Date: 11/14/97                                    Date: 11/14/97

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* Confidential  material omitted and filed separately with the Commission.